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                                                                   Exhibit 21.1


                                Subsidiary List
                            as of December 31, 1996


The following sets forth the wholly-owned subsidiary corporations of Ride, Inc. (a Washington corporation):


         1. Ride Manufacturing, Inc. (a California corporation) (named changed from Thermal Snowboards, Inc. in December 1996)

         2.  SMP Clothing, Inc. (a Washington corporation)

         3.  Ride Snowboard Company (a Washington corporation)

            (a)  Preston Binding Company (a Washington corporation)
                    (a subsidiary of Ride Snowboard Company)

         4.  Ride Canada, Inc. (an Ontario corporation)

         5.  Ride International, Inc. (a Barbados corporation)